As filed with the Securities and Exchange Commission on May 16, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LEXINGTON REALTY TRUST
(Exact name of Company as specified in its charter)

Maryland		13-3717318
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
One Penn Plaza, Suite 4015 New York, NY 10019
(Address of principal executive offices)
Lexington Realty Trust 2007 Equity-Based Award Plan
(Full title of the plan)
T. Wilson Eglin President and Chief Executive Officer One Penn Plaza, Suite 4015 New York, NY 10119-4015 (212) 692-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:

Mark Schonberger, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 (212) 318-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Shares of beneficial interest classified as common stock, par value $.0001 per share	5,000,000 shares (3)	$14.49	$72,450,000	$2,847.29

(1)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the Common Shares on The New York Stock Exchange on May 9, 2008.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such number of additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

(3)	Represents 5,000,000 shares of beneficial interest classified as common stock reserved for issuance under the 2007 Equity-Based Award Plan.

PART I

The documents containing the information specified in Part I will be sent or given to participants of the Lexington Realty Trust 2007 Equity-Based Award Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).  In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation By Reference.

The following documents are hereby incorporated by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Commission on February 29, 2008;

2.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, as filed with the Commission on May 9, 2008;

3.
The Company’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on January 7, 2008, January 11, 2008 (two separate filings), February 21, 2008, March 24, 2008 (except for the information furnished pursuant to Item 7.01), March 28, 2008, April 18, 2008 and May 1, 2008; and

4.	The “Description of Common Shares” contained in the Company’s Registration Statement on Form S-3, filed with the Commission on May 16, 2008.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

You may contact the Company to request copies of these filings as follows:

Lexington Realty Trust
One Penn Plaza
Suite 4015
Attention: Investor Relations
New York, NY 10119-4015
(212) 692-7200

We also maintain a website at http://www.lxp.com through which you can obtain copies of documents that we filed with the Commission. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Maryland REIT Law and Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any trustee or officer made a party to any proceedings by reason of service as a trustee or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding; but, if the proceeding is one by or in the right of the company, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the company, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee’s or officer’s official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification.

Pursuant to the Company’s declaration of trust, the Company’s trustees and officers are and will be indemnified against certain liabilities. The Company’s declaration of trust requires the Company to indemnify its trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. The Company’s declaration of trust also provides that, to the fullest extent permitted under Maryland law, the Company’s trustees and officers will not be liable to the Company or its shareholders for money damages.

The foregoing reference is necessarily subject to the complete text of the Company’s declaration of trust and the statutes referred to above and is qualified in its entirety by reference thereto.

 The Company has also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and actions in their capacities as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1
Lexington Realty Trust 2007 Equity-Based Award Plan (filed as Annex B to the Company’s proxy statement for its 2007 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2007 and incorporated herein by reference).*

4.2	Form of 2007 Annual Long-Term Incentive Award Agreement under the Lexington Realty Trust 2007 Equity-Based Award Plan (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on January 11, 2008 and incorporated herein by reference).*

4.3	Lexington Realty Trust 2007 Outperformance Program (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 5, 2007 and incorporated herein by reference).*

4.4
Lexington Realty Trust 2007 Outperformance Program Award Agreement (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 5, 2007 and incorporated herein by reference).*

4.5
Amendment to the Lexington Realty Trust 2007 Outperformance Program (filed as Exhibit 10.6 to the Company’s current report on Form 8-K filed with the SEC on December 26, 2007 and incorporated herein by reference).*

5.1	Opinion of Venable LLP regarding the legality of the securities being registered hereunder. †

23.1	Consent of Venable LLP (included in Exhibit 5.1). †

23.2	Consent of KPMG LLP, independent registered public accountants. †

24.1	Power of Attorney (included on the Signature Page). †

  ________________

*	Incorporated by reference

†	Filed herewith

Item 9.  Undertakings

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date or the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 15, 2008.

LEXINGTON REALTY TRUST

By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes T. Wilson Eglin and Patrick Carroll, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of Lexington Realty Trust, and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ E. Robert Roskind
E. Robert Roskind	Chairman of the Board of Trustees	May 15, 2008
/s/ Richard J. Rouse
Richard J. Rouse	Vice Chairman, Chief Investment Officer and Trustee	May 15, 2008

/s/ T. Wilson Eglin
T. Wilson Eglin	Chief Executive Officer, President, Chief Operating Officer and Trustee	May 15, 2008
/s/ Patrick Carroll
Patrick Carroll	Chief Financial Officer, Executive Vice President and Treasurer	May 15, 2008
/s/ Paul R. Wood
Paul R. Wood	Vice President, Chief Accounting Officer and Secretary	May 15, 2008
/s/ Clifford Broser
Clifford Broser	Trustee	May 15, 2008
/s/ Geoffrey Dohrmann
Geoffrey Dohrmann	Trustee	May 15, 2008
/s/ Carl D. Glickman
Carl D. Glickman	Trustee	May 15, 2008
/s/ James Grosfeld
James Grosfeld	Trustee	May 15, 2008
/s/ Harold First
Harold First	Trustee	May 15, 2008
/s/ Richard Frary
Richard Frary	Trustee	May 15, 2008
/s/ Kevin W. Lynch
Kevin W. Lynch	Trustee	May 15, 2008

INDEX TO EXHIBITS

4.1
Lexington Realty Trust 2007 Equity-Based Award Plan (filed as Annex B to the Company’s proxy statement for its 2007 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2007 and incorporated herein by reference).*

4.2
Form of 2007 Annual Long-Term Incentive Award Agreement under the Lexington Realty Trust 2007 Equity-Based Award Plan (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on January 11, 2008 and incorporated herein by reference).*

4.3	Lexington Realty Trust 2007 Outperformance Program, (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on April 5, 2007 and incorporated herein by reference).*

4.4	Lexington Realty Trust 2007 Outperformance Program Award Agreement, (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on April 5, 2007 and incorporated herein by reference).*

4.5
Amendment to the Lexington Realty Trust 2007 Outperformance Program (filed as Exhibit 10.6 to the Company’s current report on Form 8-K filed with the SEC on December 26, 2007 and incorporated herein by reference).*

5.1	Opinion of Venable LLP regarding the legality of the securities being registered hereunder. †

23.1	Consent of Venable LLP (included in Exhibit 5.1). †

23.2	Consent of KPMG LLP, independent registered public accountants. †

24.1	Power of Attorney (included on the Signature Page). †

________________

*	Incorporated by reference

†	Filed herewith